Exhibit 99.3

MELINTA THERAPEUTICS, LLC

Q2 2025 Consolidated Financial Statements

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

MELINTA THERAPEUTICS, LLC

MELINTA THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and equivalents	$48,433	$49,791
Receivables, net	24,795	22,467
Inventory, net	21,952	20,742
Prepaid expenses and other current assets	8,363	9,440
Total current assets	103,543	102,440
Property and equipment, net	2,694	2,685
Goodwill	23,784	23,784
Intangible assets, net	24,028	25,083
Operating lease - right-of-use assets, net	2,593	2,775
Finance lease - right-of-use assets, net	912	990
Prepaid inventory and other assets (including restricted cash of $820 and $797 at June 30, 2025 and December 31, 2024)	17,773	19,864
Total assets	$175,327	$177,621
Liabilities
Current liabilities
Accounts payable	$3,296	$3,368
Structured payable, current	5,200	2,495
Accrued expenses	27,737	30,197
Operating lease liabilities, current	642	586
Finance lease liabilities, current	576	577
Total current liabilities	37,451	37,223
Long-term liabilities
Notes payable	84,900	84,875
Structured payable, net of current	-	2,697
Operating lease liabilities, net of current	2,305	2,506
Finance lease liabilities, net of current	643	786
Total long-term liabilities	87,848	90,864
Total liabilities	125,299	128,087
Commitments and contingencies
Shareholders’ Equity
Series A Preferred Stock; 50,000,000 shares authorized, issued and outstanding at June 30, 2025 and December 31, 2024	140,000	140,000
Common stock; $.001 par value; 8,825,000 shares authorized; 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	-	-
Additional paid-in capital	4,554	4,270
Accumulated deficit	(94,526)	(94,736)
Total shareholders’ equity	50,028	49,534
Total liabilities and shareholders’ equity	$175,327	$177,621

The accompanying notes are an integral part of these consolidated financial statements

MELINTA THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Six Months Ended, June 30, 2025	Six Months Ended June 30, 2024
Revenue
Product, net	$54,693	$47,781
Contract revenue	6,836	7,581
License and other	1,534	781
Total revenue	63,063	56,143
Operating expenses
Cost of goods sold	14,516	12,777
Research and development	8,568	7,803
Selling, general and administrative	38,730	37,902
Total costs and expenses	61,814	58,482
Income/(Loss) from operations	1,249	(2,339)

Other income (expenses)
Interest income	846	496
Interest expense	(3,516)	(3,978)
Other income (expense)	1,631	(397)
Other expense, net	(1,039)	(3,879)
Income (Loss) before income taxes	$210	$(6,218)
Income tax provision	-	-
Net Income (Loss)	$210	$(6,218)

The accompanying notes are an integral part of these consolidated financial statements

MELINTA THERAPEUTICS, LLC

Consolidated Statements of Changes in Shareholders’ Equity

(In thousands, except share data)

	Series A Preferred		Common Stock		Additional Paid-In Capital	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	(APIC)	Deficit	Equity
Balances as of December 31, 2024	50,000,000	$140,000	-	$-	$4,270	$(94,736)	$49,534
Stock-based compensation	-	-	-	-	284	-	284
Net income	-	-	-	-	-	210	210
Balances as of June 30, 2025	50,000,000	$140,000	-	$-	$4,554	$(94,526)	$50,028

	Series A Preferred		Common Stock		Additional Paid-In Capital	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	(APIC)	Deficit	Equity
Balances as of December 31, 2023	50,000,000	$140,000	-	$-	$3,630	$(90,033)	$53,597
Stock-based compensation	-	-	-	-	538	-	538
Net loss	-	-	-	-	-	(6,218)	(6,218)
Balances as of June 30, 2024	50,000,000	$140,000	-	$-	$4,168	$(96,251)	$47,917

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, LLC

Consolidated Statements of Cash Flows

(In thousands)

	For six months ended June 30, 2025	For six months ended June 30, 2024
Operating activities
Net income (loss)	$210	$(6,218)
Adjustments to reconcile net loss to net cash used in by operating activities:
Depreciation and amortization	1,328	1,305
Change in ROU assets for operating leases	182	222
Change in ROU assets for finance leases	186	233
Amortization of debt issuance costs	25	25
Non-cash stock compensation expense	284	538
Changes in operating assets and liabilities:
Accounts receivables	(2,328)	3,376
Inventory	(1,210)	1,816
Operating lease liabilities	(145)	(221)
Prepaid expenses and other current assets	1,077	522
Prepaid inventory, other non-current assets	2,114	862
Accounts payable	(72)	2,832
Interest on structured payable	8	-
Accrued expenses	(2,272)	128
Net cash provided by (used in) operating activities	$(613)	$5,420
Investing activities
Purchases of property and equipment	(470)	(466)
Net cash used in investing activities	(470)	(466)
Financing activities
Cash received (paid) for finance lease liabilities	(252)	78
Structured payable	-	-
Net cash provided by (used in) financing activities	(252)	78
Net change in cash and equivalents	(1,335)	5,032
Cash, cash equivalents and restricted cash at beginning of the period	50,588	31,278
Cash, cash equivalents and restricted cash at end of the period	$49,253	$36,310
Non-cash activities
Purchase of property and equipment currently accrued in accrued expenses	-	188
ROU assets and liabilities for fleet finance lease	168	34
Reduction of ROU assets and liabilities for fleet finance lease	(60)	(58)
Right of use assets obtained in exchange for operating lease obligations	-	1,045

The accompanying notes are an integral part of these consolidated financial statements.

MELINTA THERAPEUTICS, INC.

June 30, 2025

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, except share and per share data)

NOTE 1 – NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Melinta Therapeutics, LLC and its subsidiaries (the “Company,” “we,” “us,” “our,” or “Melinta,”) is a commercial-stage pharmaceutical company focused on developing and commercializing differentiated anti-infectives for the acute care setting to meet critical unmet medical needs in the treatment of infectious diseases. Melinta is headquartered in Parsippany, New Jersey, with administrative offices in Lake Forest, Illinois. We currently market seven commercial-stage branded products, including the following five antibiotics: (i) delafloxacin as the active pharmaceutical ingredient and distributed under the brand name BAXDELA™ (“Baxdela”), (ii) meropenem and vaborbactam as the active pharmaceutical ingredients and distributed under the brand name VABOMERE™ (“Vabomere”), (iii) oritavancin as the active pharmaceutical ingredient and distributed under the brand names ORBACTIV® (“Orbactiv”) and KIMYRSA™ (“Kimyrsa”), and (iv) minocycline as the active pharmaceutical ingredient and distributed under the brand name MINOCIN® for injection (“Minocin for injection”), and line extensions of such products. In addition to these antibiotic brands, we market TOPROL-XL® (metoprolol succinate), a cardioselective beta-blocker indicated for the treatment of hypertension, under an agreement between Melinta and New American Therapeutics Inc (“NATX”). We also market rezafungin under the brand name REZZAYO™ (“Rezzayo”), a once-weekly echinocandin antifungal under an agreement with Mundipharma.

Merger Agreement with CorMedix

On August 7, 2025, the Company entered into the Merger Agreement with CorMedix Inc. (“CorMedix”), Coriander BidCo LLC, a Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of the CorMedix, and Deerfield Private Design Fund IV, L.P. (“Deerfield”), a Delaware limited partnership, solely in its capacity as representative, agent and attorney-in-fact of the Melinta equity holders (the “Members’ Representative”).

Pursuant to the terms of the Merger Agreement, and subject to the conditions contained therein, CorMedix has agreed to acquire Melinta via a merger in which Merger Sub will merge with and into Melinta, with Melinta surviving as a wholly owned subsidiary of CorMedix.

The boards of directors of the CorMedix and Melinta have both unanimously approved the proposed transaction, and the requisite members of Melinta, Deerfield and the Consenting Melinta Members, have approved the Merger. The Merger has closed on August 29, 2025. See Note 13 - Subsequent Events for additional information.

Liquidity

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As of June 30, 2025, affiliates of Deerfield Management Company, L.P. owned 100% of the equity interest in the Company. Based on the Company’s current operating plans and projections, we expect that our existing cash and cash equivalents, along with cash generated through operating activities and funds available under a long-term credit facility, will be sufficient to fund our operations for at least one year from the date of these financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation—The accompanying consolidated financial statements include the accounts and results of operations of Melinta and its wholly-owned subsidiaries. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates—The preparation of these consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—We consider all highly liquid investments with original maturities of three months or less at time of purchase to be cash equivalents.

Trade and Other Receivables—Trade receivables consist of amounts billed for product shipments. Receivables for product shipments are recorded as shipments are made and title to the product is transferred to the customer. We extend credit to our customers in the normal course of business. We reviewed outstanding trade accounts receivable balances and based on the assessment of expected collections, we estimated the portion, if any, of the balance that may not be collected based on future forecasts, historical loss information and current economic conditions. The allowance for expected credit losses was $255 and $230 at June 30, 2025, and December 31, 2024, respectively.

Other receivables (characterized as contracted services in Note 3) consist of amounts billed, and amounts earned but unbilled, under our licensing agreements. Receivables for license agreements are recorded as we achieve the requirements of the agreements, and unbilled receivables are recorded based upon work estimated to have been completed for which we have not paid vendor invoices. The allowance for expected credit losses was $450 at June 30, 2025, and December 31, 2024, there were no write-offs or recoveries during the six months ended June 30, 2025. We carry our receivables net of allowance for expected credit losses. On a periodic basis, we evaluate our receivables for collectability.

Inventory—Inventory is stated at the lower of cost or estimated net realizable value. Inventory is valued on a first-in, first-out basis and consists primarily of material costs, third-party manufacturing costs, overhead—principally the cost of managing our manufacturers—and related transportation costs. We capitalize inventory upon regulatory approval when, based on management’s judgment, future commercialization is considered probable and the future economic benefit is expected to be realized; otherwise, such costs are expensed. Costs of drug product to be consumed in any current or future clinical trials is recognized as research and development expense. We review inventories on hand at least quarterly and record provisions for estimated excess, slow-moving and obsolete inventory, as well as inventory with a carrying value in excess of net realizable value. As of June 30, 2025 and December 31, 2024, we had recorded $1,860 and $1,971, respectively, in reserves for our inventory.

The Company relies on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of a contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

Fair Value of Financial Instruments—The carrying amounts of our financial instruments, which include cash and cash equivalents, accounts receivables, accounts payable, structured payable, accrued expenses, and notes payable approximated their fair values at June 30, 2025 and December 31, 2024.

Debt Issuance Costs—Debt issuance costs represent legal and other direct costs incurred in connection with our notes payable. These costs were recorded as contra-notes payable on our balance sheet and amortized as a non-cash component of interest expense using the straight-line method over the term of the loan agreement (see Note 4 – Credit Facility).

Property and Equipment—Property and equipment are recorded at cost less accumulated depreciation and are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the shorter of their useful lives or the remaining term of the lease. Major improvements are capitalized, while repair and maintenance costs, which do not improve or extend the useful lives of the respective assets, are expensed as incurred. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the balance sheets and any resulting gain or loss is credited or charged to income.

Depreciation periods for our property and equipment are as follows:

Type	Period
Manufacturing equipment	5 years
Furniture and fixtures	5-7 years
Office equipment	3 years
Leasehold improvements	Shorter of useful life or lease life

Intangible Assets and Goodwill—Intangible assets represent the fair value of identifiable intangible assets in connection with fresh start accounting as a result of our emergence from bankruptcy in April 2020 and capitalized cost of acquired intangible assets. Product right intangible assets are related to the commercial products we acquired from the Medicine’s Company in 2018 and $20,000 licensed from Mundipharma in 2023. We amortize the cost of intangible assets on a straight-line basis over the estimated economic life of each asset, generally the exclusivity period or patent lives of each associated product (remaining amortization periods are between 6 and 13 years).

As of June 30, 2025 and December 31, 2024, gross product right intangible assets and the related accumulated amortization were as follows:

	June 30, 2025	December 31, 2024
Gross product right intangible assets	$30,700	$30,700
Accumulated amortization	(6,672)	(5,617)
Net product right intangible assets	$24,028	$25,083

Amortization of product right intangible assets, which is included in cost of goods sold, was $1,055 and $1,054 for six months ended June 30, 2025 and 2024, respectively.

Goodwill is not amortized but is subject to an impairment review annually and more frequently when indicators of impairment exist. An impairment of goodwill could occur if the carrying amount of a reporting unit exceeded the fair value of that reporting unit.

We test goodwill for impairment by first assessing qualitative factors to determine whether it is more likely than not that the fair value is less than its carrying amount. If we conclude it is more likely than not that the fair value of the asset under review is less than its carrying amount, a quantitative impairment test is performed.

Impairment of Long-Lived Assets—Long-lived assets consist primarily of property and equipment, and intangible assets with a definite life. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable at the lowest level of identifiable cash flows. If impairment indicators are present, we assess whether the future estimated undiscounted cash flows attributable to the assets in question are greater than their carrying amounts. If these future estimated cash flows are less than carrying value, we then measure an impairment loss for the amount that carrying value exceeds fair value of the assets. As of June 30, 2025 and December 31, 2024, we recorded no impairment of long-lived assets.

Concentration of Credit Risk—Concentration of credit risk exists with respect to cash and cash equivalents and receivables. We maintain our cash and cash equivalents with federally insured financial institutions, and at times, the amounts may exceed the federally insured deposit limits. To date, we have not experienced any losses on our deposits of cash and cash equivalents. We believe that we are not exposed to significant credit risk due to the financial position of the depository institutions in which deposits are held.

A significant portion of our trade receivables is due from three large wholesaler customers for our products, which constitute 33%, 30% and 24%, respectively, of our trade receivable balance at June 30, 2025 and 32%, 28% and 26%, respectively, of our trade receivable balance at December 31, 2024. These three large wholesaler customers represented approximately 88% and 85%, respectively, of the Company’s total consolidated product revenue for the six months ended June 30, 2025 and June 30, 2024.

Revenue Recognition—We recognize revenue from sales of our commercial products and under our licensing arrangements in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”).

Product Sales

We recognize revenue from product sales upon the transfer of control, which depends on the delivery terms set forth in customer contracts and is generally upon delivery. Payment terms between Melinta and our customers vary by customer but are generally between 30 and 70 days from the invoice date. Management exercises judgment in estimating variable consideration. Provisions for prompt-pay discounts, chargebacks, rebates, wholesaler fees-for-services, group purchasing organization administration fees, returns and other adjustments are recorded in the period the related sales are recognized. We provide discounts to certain hospitals and private entities, and we provide rebates to government agencies, group purchasing organizations and other private entities.

Chargebacks, rebates, administration fees, and discounts are generally based upon the contractual discounts or the volume of purchases for our products. In the case of discounted pricing, we typically provide a credit to our wholesale customers (i.e., chargeback), representing the difference between the customer’s acquisition list price and the discounted price offered to the contracted entities. In addition, we offer up-front discounts to contracted entities that purchase directly from Melinta, and we pay rebates based on utilizations covered by government, managed care payors, or contracted entities. Factors used in these calculations include the identification of which products have been sold subject to a discount, rebate or administration fee, which customer, government agency, or group purchasing organization price terms apply, and the estimated lag time between the sale of the product and when the discount, rebate or administration fee is reported to us. Using historical trends, adjusted for current changes, we estimate the amount of these discounts, rebates and administration fees that will be paid, and we record them as a reduction to gross sales when we recognize revenue for the sale of our products. Settlement of discounts, rebates and administration fees generally occurs from between one and six months after the initial sale to the wholesaler. We regularly analyze historical trends and make adjustments to reserves for changes in trends and terms of rebate programs. Historically, adjustments to prior periods’ rebate accruals have not been material to net product sales.

For product returns, our customers generally have the right to return any unopened product during the 18-month period beginning six months prior to the labeled expiration date and ending 12 months after the labeled expiration date. Where historical rates of return exist, we use history as a basis to establish a returns reserve for product shipped to wholesalers. At the end of each reporting period for any of our products, we may decide to constrain revenue for product returns based on information from various sources, including channel inventory levels and dating and sell-through data, the expiration dates of product currently being shipped, price changes of competitive products and introductions of generic products.

Adjustments to gross sales related to prompt-pay discounts and fees-for-services require less judgment as they are based on contractual percentages and the amounts invoiced to the wholesalers.

At the end of each reporting period, we adjust our product sales allowances when we believe actual experience may differ from current estimates.

The allowances for cash discounts, expected credit losses, and chargebacks are recorded as contra-assets in trade receivables; administration fees, returns and rebates are recorded in other accrued expenses.

Licensing Arrangements

We enter into license and collaboration agreements for the research and development (“R&D”) and/or commercialization of therapeutic products. The terms of these agreements may include nonrefundable licensing fees, funding for research and development and manufacturing, milestone payments and royalties on any product sales derived from the collaborations in exchange for the delivery of licenses and rights to sell our products within specified territories outside the United States.

In the determination of whether our license and collaboration agreements are accounted for under ASC 606 or ASC 808, Collaborative Arrangements (“ASC 808”), we first assess whether or not the partner in the arrangement is a customer. If the partner in the arrangement is deemed a customer as it relates to some or all of our performance obligations, then the consideration associated with those performance obligations is accounted for as revenue under ASC 606.

Our license agreements may include contingent or variable consideration based upon the achievement of regulatory- and sales-based milestones and future royalties based on a percentage of the partner’s net product sales. Performance obligations to deliver distinct licenses are recognized at a point in time. Milestone payments from licensees that are contingent and/or variable upon future regulatory events and product sales are not considered probable of being achieved until the milestones are earned and, therefore, the contingent revenue is subject to significant risk of reversal. As such, we constrain this variable consideration and do not include it in the transaction price (or recognize the revenue related to these milestones) until such time that the contingencies are resolved. This license and milestone revenue is generally recognized at a point in time and is classified as License Revenue in the consolidated statement of operations. In addition, under the sales- or usage- based royalty exception in ASC 606, we do not estimate, at the onset of the arrangement, the variable consideration from future royalties or sales-based milestones. Instead, we wait to recognize royalty revenue until future sales occur.

We have no outstanding performance obligations as of June 30, 2025, related to our licensing arrangements. Although we have agreements in place to supply our drug products to our partners once they achieve regulatory approval in their respective territories, we concluded that the option to purchase our products from us is not a material right. All performance obligations under our licensing arrangements were satisfied historically at a point in time. Variable consideration in the form of regulatory and sales-based milestones, which are payable under the terms of our licensing arrangements, has been constrained because of the risk of significant revenue reversal as in our revenue recognition policy included in this Note 2.

Further, we recognize contract revenue from our license partners as we incur the reimbursable development costs, and we recognize revenue from the sale of bulk raw materials and work-in-process inventory to our license partners when we transfer title of the product to such partners. Contract revenue and sales of inventory to partners are classified as Contract Revenue in the Consolidated Statement of Operations. See Note 5 – License and Government Agreements for details of the agreements.

Government Contract Revenue

We entered into contracts in partnership with government agencies to advance research and development of our products. We concluded that all aspects of our government contracts represent a transaction with a customer to obtain services that are an output of our ordinary activities in exchange for consideration, and therefore, we account for those aspects of the arrangement in accordance with ASC 606.

We recognize government contract revenue as services are performed under in accordance with ASC 606. Revenue and related reimbursable expenses are presented on a gross basis in the Company’s consolidated statements of operations. The related reimbursable expenses are expensed as incurred as research and development expenses. See Note 5 – License and Government Agreements for details of the agreements.

Advertising Expense—We record advertising expenses when they are incurred. We recognized advertising expense of $2,231 and $2,181 for the six months ended June 30, 2025 and 2024, respectively.

Research and Development Costs—Research and development costs are expensed as incurred and primarily include:

●	employee-related expenses, which include salaries, benefits, travel and stock-based compensation expense;

●	fees paid to consultants and clinical research organizations (“CROs”) in connection with our clinical trials and other related clinical trial costs, such as investigator grants, patient screening, laboratory work and statistical compilation and analysis;

●	costs related to acquiring and manufacturing clinical trial materials and costs for developing additional manufacturing sources for, and the manufacture of pre-approval inventory of, our drugs under development;

●	costs related to compliance with regulatory requirements; and

●	license, research and milestone payments related to licensed technologies while the related drug is in development in the respective territory.

Patent Costs—All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed to selling, general and administrative expenses as incurred, as recoverability of such expenses is uncertain.

Stock-Based Compensation—We account for stock-based compensation following the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”). We recognize stock-based compensation expense on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant-date fair values. Stock options granted to employees typically vest over four years from the grant date and expire after 10 years. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms. As a result, the charge to operations for non-employee options with vesting is affected each reporting period by changes in the fair value of the stock options.

We utilized the Black-Scholes option-pricing model for determining the estimated fair value of awards. Key inputs and assumptions included the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, estimated fair value of our common stock, and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense. We did not estimate forfeitures when recognizing compensation expense; instead, we recognized forfeitures as they occurred.

Income Taxes—We utilize the asset and liability method of accounting for income taxes, as set forth in ASC 740, Income Taxes (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities.

If, based on the weight of all available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized in the future, a valuation allowance is established. The Company has recorded a full valuation allowance against the deferred tax assets as of June 30, 2025 and December 31, 2024. In the future, if management determines that the deferred tax assets are “more likely than not” to be realized, a benefit will be recorded for the reversal of the valuation allowance.

In accordance with the provisions of ASC 740, a reserve is established if a tax position taken has a less than 50% likelihood of being sustained. The reserve recorded is for the estimated amount of taxes that the Company would be required to pay if the position were not sustained. Our policy is to recognize any interest and penalties related to uncertain tax positions within income tax expense. As of June 30, 2025 and December 31, 2024, we had no uncertain tax positions.

Recently Issued and Adopted Accounting Pronouncements

In October 2022, FASB issued ASU 2022-04, Liabilities- Supplier Finance Programs (Subtopic 405-50). This standard provides transparency regarding the entity’s use of supplier finance programs. The amendments require various quantitative and qualitative disclosures including key terms of the program, the amount outstanding, a description of where those obligations are presented on the balance sheet, and a rollforward of those obligations during the annual period. The amendments are effective for fiscal years beginning after December 31, 2023. This standard was adopted and presented in the structured payable section of Note 3 – Balance Sheet Components.

Recently Issued Accounting Pronouncements Not Yet Adopted

In December 2023, FASB issued ASU 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires the disclosure of income taxes paid disaggregated by jurisdiction and enhanced disclosures for the entity’s effective tax rate reconciliation as well as other income tax related disclosures. The ASU is effective on a prospective basis for annual periods beginning after December 15, 2025 for non-public business entities. The Company does not expect the adoption of the amendments to have a significant impact on our consolidated financial statements and disclosures.

The Company considers the applicability and impact of all Accounting Standard Updates (“ASUs”). ASUs not discussed above were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

NOTE 3 – BALANCE SHEET COMPONENTS

Cash, Cash Equivalents and Restricted Cash—Cash, cash equivalents and restricted cash, as presented on the Consolidated Statements of Cash Flows, consisted of the following:

	As of June 30,
	2025	2024
Cash and equivalents	$48,433	$35,479
Restricted cash (included in Other Assets)	820	831
Total cash, cash equivalents and restricted cash shown in the Consolidated Statements of Cash Flows	$49,253	$36,310

The restricted cash on June 30, 2025 and 2024 was mainly related to bank guarantees issued to the Italian Tax Authority (“ITA”) for VAT refunds authorized for years of 2015, 2017, 2019 and 2020. The bank guarantees will remain in place until the expiry of statute of limitations imposed by the ITA, which is typically 3-5 years after the refund was received. These VAT refunds were received in 2022 and 2023.

Accounts receivable—Accounts receivable consisted of the following:

	As of June 30,	As of December 31,
	2025	2024
Trade receivables, net of discounts and allowance	$22,771	$20,415
Contracted services	2,024	2,052
Total receivables	$24,795	$22,467

Trade receivables, net, includes discounts and allowances of $1,940 and $2,301 as of June 30, 2025 and December 31, 2024, respectively.

Inventory—Inventory consisted of the following:

	As of June 30,	As of December 31,
	2025	2024
Raw materials	$12,670	$11,307
Work in process	1,538	1,108
Finished goods	9,604	10,298
Gross value of inventory	$23,812	$22,713
Less: inventory reserves	(1,860)	(1,971)
Total inventory	$21,952	$20,742

Property and Equipment, Net—Property and equipment, net consisted of the following:

	As of June 30,	As of December 31,
	2025	2024
Manufacturing equipment	$1,615	$1,713
Office equipment	389	536
Furniture and fixtures	422	497
Leasehold improvements	385	506
Construction In Progress	935	676
Property and equipment, gross	3,746	3,928
Less-accumulated depreciation	(1,052)	(1,243)
Property and equipment, net	$2,694	$2,685

Depreciation expense relating to property and equipment was $273 and $251 for the six months ended June 30, 2025 and 2024, respectively. In 2025, $464 of fully depreciated assets were disposed of.

Prepaid inventory and other asset— consisted of the following:

	As of June 30,	As of December 31,
	2025	2024
Long-term inventory deposits	$16,872	$18,988
VAT receivables	81	79
Restricted cash	820	797
Total other assets	$17,773	$19,864

The long-term inventory deposits relate primarily to prepayments we were obligated to make under long-term contracts for the manufacture and delivery of vaborbactam inventory, which requires extended lead-times.

Structured Payable

In August 2024, we executed a financing agreement with an affiliated company of our vaborbactam supplier, for the $5,044 prepayment associated with prepaid inventory as discussed in prepaid inventory and other asset in this note 3. Under the terms of the agreement, we are required to pay four quarterly installment payments of $1,388 starting in July 2025 through April 2026. The agreement allows for an option to prepay the balance at a discount from the four quarterly installment payments with a 45-day notice. The structured payable balance is in current as of June 30, 2025 and split between the $2,495 current liability due within 12 months and $2,697 long term balance on the balance sheet due after 12 months as of December 2024. We elected to prepay the finance agreement on July 1, 2025 for $5,200.

	As of June 30,	As of December 31,
	2025	2024
Confirmed obligations outstanding at the beginning of the year	$5,192	$-
Invoices confirmed during the year	-	5,044
Confirmed invoices paid during the year	-	-
Interest accrued during the year	8	148
Structured payable	$5,200	$5,192

Accrued Expenses—Accrued expenses consisted of the following:

	As of June 30,	As of December 31,
	2025	2024
Accrued contracted services	$1,069	$775
Payroll-related expenses and taxes	4,448	8,401
Professional fees	3,049	1,920
Accrued royalty payments	1,565	2,001
Accrued sales allowances	16,401	15,914
Accrued interest	1,205	1,186
Total accrued expenses	$27,737	$30,197

Accrued contracted services are primarily comprised of amounts owed to third-party clinical research organizations and contract manufacturers for services performed on behalf of Melinta. Accrued professional fees are amounts owed to third-party marketing organizations for work performed to support the commercialization of our products, and other professional services in supporting the entire organization.

Accrued payroll-related expenses are primarily comprised of accrued employee termination benefits, bonuses and vacation.

Accrued sales allowances are amounts related to variable consideration associated with our product sales for wholesalers’ fees-for-service, product returns, and commercial and government rebates.

NOTE 4 – CREDIT FACILITY

In December 2020, we entered into a credit facility agreement with Silicon Valley Bank (the “Credit Facility”). In February 2025 the available term loan capacity of the Credit Facility was amended from $150,000 to $120,000. After the amendment, we have the ability to borrow an additional $35,000 with a minimum draw for $5,000. As of June 30, 2025, we have not drawn under the working capital revolving line of credit.

We amortize the capitalized debt issuance costs on a straight-line basis through the maturity date for the term loan and the revolving line. For the six months ended June 30, 2025 and 2024, we recorded $25 and $25in amortization of debt issuance costs, respectively. The unamortized debt issuance costs were $100 and $125 as of June 30, 2025 and December 31, 2024, respectively.

For the six months ended June 30, 2025 and the year ended December 31, 2024, we are in compliance with all covenants associated with the Credit Facility.

In connection with the Merger Agreement with CorMedix, the Credit Facility was repaid and closed on the closing date. See Note 13 - Subsequent Event for more information.

NOTE 5 – LICENSE AND GOVERNMENT AGREEMENTS

Eurofarma

In December 2014, we entered into a Distribution Agreement (the “Distribution Agreement”) and Supply Agreement (the “Supply Agreement”) with Eurofarma Laboratorios S.A. (“Eurofarma”). The Distribution Agreement and Supply Agreement, collectively, are referred to as the “Commercial Agreements.” The Commercial Agreements were amended in August 2017 to extend the licensed territory from Brazil only to substantially all of Central America and South America. Under the Commercial Agreements, we have received upfront license fees of $2,000 and milestones revenue of $3,200 in 2018 through 2022. We are eligible to receive up to $400 in future regulatory milestones as well as sales-based royalties on sales of delafloxacin.

We also agreed with Eurofarma to share the cost of certain development activities for Baxdela, where those development efforts benefit either Eurofarma exclusively or both companies. We did not recognize material contract revenue related to these development activities or sales-based royalties for the six months ended June 30, 2025 and 2024.

Menarini

In February 2017, we executed a license agreement with A. Menarini Industrie Farmaceutiche Riunite S.r.l. (“Menarini”), a leading pharmaceutical company in Western Europe, under which we licensed rights to commercialize Delafloxacin in certain European, Asia-Pacific (except for Japan) and other rest-of-world territories. In September 2018, we entered into a license agreement with Menarini, which grants to Menarini the exclusive right to market Vabomere and Orbactiv for injection in 68 countries in Europe, Asia-Pacific and the Commonwealth of Independent States. Pursuant to the terms and conditions of the agreements, Menarini is entitled to exclusive rights to obtain product approval, procure supply from us and to commercialize licensed products in the licensed territories, and we are entitled to receive regulatory, commercial and sales-based milestones as well as sales-based royalties on future net sales of the products. In addition, we agreed with Menarini to share the cost of certain development activities.

We determined that Menarini is a customer, therefore, we account for the agreement under Topic 606. At the time the agreement was entered into, we identified two deliverables: the delivery of the product licenses to Menarini and the right to a related sublicense. While we were also providing development services in connection with the expansion of applicable indications, we were under no obligation to perform such services. In the event that we perform development services related to other indications, Menarini has the option to obtain the results of such services by reimbursing us for 50% of our related costs, and we have determined that Menarini’s option is not priced at a significant and incremental discount. To the extent that we are reimbursed for development services, such amounts will be recognized separately from the initial license.

We received $19,905 upon the execution of the delafloxacin Agreement in 2017. From 2020 through 2023, we received $9,422 in regulatory milestone revenue and $4,232 price-based milestone revenue. We are entitled to receive additional consideration up to approximately €84,500 ($88,000) for regulatory, commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of delafloxacin.

Under the Vabomere and Orbactiv license agreement, we received an upfront license fee of €17,000 ($17,700), a milestone payment of €15,000 ($15,600) upon European marketing approval for Vabomere, and $1,177 of milestone revenue related to Menarini’s first commercial sale of Vabomere. In December 2023, we entered into an agreement with Menarini which amended the license agreement to redefine the terms of Menarini’s non-compete obligation in certain countries within the licensed territory, reducing the scope of its noncompete obligations. In consideration for these terms, Menarini agreed to pay Melinta a non-refundable fee of $5,886. This nonrefundable fee is creditable against a certain contingent sales milestone, and only if and when such milestone is achieved. We are entitled to receive additional consideration up to approximately €75,000 ($78,100) for regulatory, commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Vabomere and Orbactiv.

Under both of the license agreements with Menarini, we recognized contract revenue related to inventory sales and development activities as well as sales-based royalty revenue of $2,222 and $3,102, for the six months ended June 30, 2025 and 2024, respectively.

Hikma

In February 2019, we entered into a license and supply agreement with Hikma Pharmaceuticals LLC (“Hikma”), which grants to Hikma the exclusive right to market Baxdela in 18 countries in the Middle East. The agreement includes an upfront license fee of $1,000, potential sales-based milestones and potential sales-based royalties. We determined that Hikma is a customer and we should account for the agreement under Topic 606. We identified one performance obligation under the agreement, the delivery of the licensed rights. In addition, we agreed to supply the products to Hikma at a cost that we concluded did not incorporate a significant incremental discount. We provided Hikma immediate access to the licensed rights and, as such, we allocated the upfront payment entirely to the license and recognized revenue at the point in time when the licensed rights were delivered. Hikma received regulatory approval for both formulations of Baxdela in Jordan and Saudi Arabia (“KSA”) in the fourth quarter of 2020. We are entitled to receive additional consideration up to approximately $2,000 for commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Delafloxacin.

In April 2021, we entered into a license and supply agreement with Hikma, which grants to Hikma the exclusive right to market Vabomere and Orbactiv in 18 countries in the Middle East. The agreement includes an upfront license fee of $1,200, potential sales-based milestones and potential sales-based royalties. Similar to the Baxdela agreement mentioned above, we determined that Hikma is a customer and we should account for the agreement under Topic 606. We are entitled to receive additional consideration up to approximately $5,750 for commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Vabomere and Orbactiv.

We recognized $954 and $441 in contract revenue related to inventory sales, development and cost sharing activities as well as sales-based royalty revenue for the six months ended June 30, 2025 and 2024, respectively.

Xediton

In May 2023, we entered into an exclusive commercialization and license agreement with Xediton Pharmaceuticals Inc. (“Xediton”), which grants Xediton the exclusive non-transferable royalty-bearing license for Baxdela, Orbactiv, Kimyrsa, and Vabomere in Canada. The agreement includes a $1,500 upfront licensing fee, potential regulatory and sales-based milestones up to $12,000, as well as sales-based royalties. We determined that Xediton is a customer and therefore, we should account for the agreement under Topic 606. We identified one performance obligation related granting Xediton the license and delivering regulatory data to commercialize Baxdela, Orbactiv, Kimyrsa, and Vabomere, which was completed in 2023. In addition, we agreed to supply the products to Xediton, and this did not incorporate a significant incremental discount. The $1,500 upfront licensing revenue was recorded to license and other revenue in 2023.

In December 2024 and January 2025, Xediton received regulatory approvals for Vabomere and Baxdela from Health Canada. In connection with this approval, we recognized $500 and $500 in license and other revenue. We are entitled to receive additional consideration up to approximately $11,000 for commercial and sales-based milestones as well as sales-based royalties on future approvals and sales of Baxdela, Orbactiv, Kimyrsa, and Vabomere.

BARDA

In July 2023, we entered into partnership with the Biomedical Advanced Research and Development Authority (“BARDA”) to advance Baxdela and Vabomere for use in pediatrics and to partner on the development of Baxdela against certain biothreat pathogens. Under this contract, BARDA has awarded $20,500 for the base period, which we expect will continue through 2025, with the potential of additional funding of $121,400, amounting to total funding up to $141,900, if all options are exercised. In May 2024, BARDA increased the base period funding by $1,050, raising potential funding to $142,950. In September 2024, BARDA exercised an option for Baxdela defense studies, adding $4,600 to the base period funding, which extends through March 2027. If all contract options are exercised, the contract is expected to continue through 2034. We evaluated the BARDA contract under Topic 606 and concluded that the arrangement represents a transaction with a customer. We identified two performance obligations under the BARDA contract, which are research and development services performed for (a) Baxdela and Vabomere pediatric studies and (b) Baxdela biodefense studies. We concluded that these research and development services were performance obligations because they are distinct within the context of the contract; that is, the services are separately identifiable from other obligations within the arrangement. We also concluded that the transaction prices included within the BARDA contract were equivalent to the standalone selling price of the research and development services and would be allocated. Therefore, we are recognizing the research and development services as contract revenue over time, as the performance obligation is satisfied, in accordance with the BARDA agreement. We recognized $3,486 and $4,723 of contract revenue under the BARDA agreement for the six months ended June 30, 2025 and 2024, respectively.

NOTE 6 – LEASES

As of June 30, 2025, we were a lessee under two facilities lease agreements, classified as operating leases, and numerous vehicle leases for our field-based employees, which are classified as finance leases. The lease term for each vehicle is 48 to 60 months with no residual value at the end of the lease. We have determined that these vehicle leases are finance leases under current U.S. GAAP because the future minimum lease payments are greater than 90% of the fair value of the vehicles at the time of lease. As of June 30, 2025, we had $912 the right-of-use (“ROU”) assets under the finance leases.

In December 2021, we executed the lease agreement for our Corporate Headquarters at 389 Interpace Parkway, Parsippany, New Jersey. The lease term ends in March 2030. We have recorded ROU asset for this lease totaling $2,305, which we began amortizing at the lease inception date in September 2022 over the lease term.

In January 2024, we executed a sublease agreement with a related party for a new Illinois facility in Lake Forest, Illinois. The lease term will expire in September 2031. We have recorded ROU asset for this lease totaling $1,045, which we began amortizing at the lease commencement date in May 2024.

The company has elected the practical expedient permitted by ASC 842, Leases (“ASC 842”), under which the lease components would not be separated from the non-lease components. Our facility leases do not include an option to renew, and we determined that there was no discount rate implicit in the leases. In the measurement of all ROU assets and liabilities, we used an estimated incremental borrowing rate of 10%.

Lease cost recognized under ASC 842 was $569, and $690, respectively, for the six months ended June 30, 2025 and 2024, respectively.

	Six Months ended June 30,
	2025	2024
Operating lease cost	$323	$372
Finance lease cost:
Amortization of right-of-use assets	186	233
Interest on lease liabilities	60	85
Lease cost	$569	$690

As of June 30, 2025 and December 31, 2024, the Company’s net ROU assets and lease liabilities were as follows:

	Classification	June 30, 2025	December 31, 2024
Operating Leases
Assets
Total operating lease assets	Other assets	$2,593	$2,775
Liabilities
Current	Other liabilities	642	586
Noncurrent	Other long-term liabilities	2,305	2,506
Total operating lease liabilities		2,947	3,092
Finance Leases
Assets
Total finance lease assets	Other assets	912	990
Total lease assets		$912	$990
Liabilities
Current	Other liabilities	576	577
Noncurrent	Other long-term liabilities	643	786
Total finance lease liabilities		$1,219	$1,363

As of June 30, 2025, the maturities of the Company’s lease liabilities were as follows:

Maturity of Lease Liabilities	Operating Leases	Finance leases
2025	$326	$301
2026	695	599
2027	709	315
2028	723	142
After 2028	1,314	15
Total lease payments	$3,767	$1,372
Less: Interest	(820)	(153)
Present value of lease liabilities	$2,947	$1,219

As of June 30, 2025, the weighted-average remaining lease term was 5.3 years and 2.5 years for operating and finance leases, respectively, calculated on the basis of the remaining lease term and the lease liability balance of each lease.

The following table sets forth supplemental cash flow information for 2025 and 2024:

	Six Months ended June 30,
Cash paid for amounts included in the measurement of lease liabilities:	2025	2024
Operating cash flows from operating leases	$287	$371
Operating cash flows from finance leases	60	85
Financing cash flows from finance leases	252	(78)

NOTE 7 – SHAREHOLDERS’ EQUITY

In connection with the bankruptcy, Melinta emerged as a reorganized, privately-held company on April 20, 2020. As such, all existing outstanding common stock, equity awards and warrants were cancelled, and Deerfield took on ownership of 100% of the equity interest in Melinta. Melinta’s post-bankruptcy capital structure was comprised solely of 1,000 shares of authorized common stock, of which 100 shares were outstanding and issued to Deerfield.

In November 2020, Melinta Therapeutics, Inc., converted into a Delaware limited liability company (“LLC”). In connection with the conversion, Deerfield (the sole stockholders of Melinta), exchanged its shares of common stock for Series A Preferred Shares in the Company. The Company’s Operating Agreement authorizes the issuance of up to 50,000,000 Series A Preferred Shares and 8,825,000 common shares. As of June 30, 2025, all of the Series A Preferred Shares were issued and outstanding to Deerfield, while none of the common shares were issued and outstanding. The Series A Preferred Shares are convertible into common shares at the option of the holder at any time after the issuance date into such number of Common Shares as is determined by the Operating Agreement. As of June 30, 2025 and December 31, 2024, the 50,000,000 outstanding shares of Series A Preferred Stock were convertible into 50,000,000 shares of Common Stock. At any point in time, with the approval of the Board of Directors, each Preferred Shareholder may receive Preferred Return Amount, which is a cumulative amount equal to 8% per annum on the product of the number of Series A Preferred Shares held multiplied by the Original Issue Price of $2.85. There has been no Preferred Return Amount declared to date.

The holders of Series A Preferred Shares are entitled to one vote for each share and there is no cumulative voting. However, at any time when Series A Preferred Shares are outstanding, the Company shall not, either directly or indirectly enter, authorize, or amend significant decisions of the Company (including, without limitation, creation of equity securities, liquidation events, merger or consolidation) without the written consent or affirmative vote of the holders representing a majority of the Series A Preferred Shares. In the event of a liquidation, dissolution, merger, sale, or winding up of the Company, after payment of liabilities owing to creditors, the Board of Directors or required liquidation reserves, the holders of the Series A Preferred Shares are entitled to receive, prior to the holders of Common Shares, distributions in proportion to their respective unpaid preferred return amounts and contribution and participation amount.

The Series A Preferred Shares earns an 8% per annum and cumulative dividend, and the liquidation preference of such outstanding shares was $204,312 and $196,455, respectively, at June 30, 2025 and December 31, 2024.

In connection with the Merger Agreement with CorMedix, Deerfield converted its shares of Series A Preferred Stock to commons stock and was paid out on August 29, 2025. See Note 13 - Subsequent Events for more information.

NOTE 8 – STOCK-BASED COMPENSATION

In January 2021, the Board of Directors approved an employee equity plan and authorized the issuance of 8,825,000 shares under the plan as stock-based awards to employees, directors, and consultants of the Company. The options will cliff vest 25% at the first anniversary of the vesting commencement date and will vest ratably over the next 36 months. As of June 30, 2025, 6,915,197 shares have vested. A summary of the stock-based compensation activity for the six months of 2025 and year ended 2024 is presented in the table below:

	Number of Options	Exercise Price	Weighted average grant-date fair value
Outstanding - December 31, 2023	8,264,000	$1.00	$0.67
Granted	742,000	$1.17	$0.65
Forfeited	(803,000)
Outstanding - December 31, 2024	8,203,000	$1.01	$0.66
Granted	306,000	$1.83	$1.12
Forfeited	(140,000)
Outstanding – June 30, 2025	8,369,000	$1.01	$0.68

We use a Black-Scholes option-pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes option-pricing model requires the use of the subjective assumptions in order to determine the fair value of stock-based awards. The range of assumptions used to value stock option grants were as follows:

	June 30, 2025	December 31, 2024
Risk-free interest rate	4.1% - 4.2%	3.8% - 4.3%
Weighted-average volatility	62.0%	53.6%
Expected term - employee awards (in years)	6.1	6.1
Dividend yield	0.00%	0.00%

●	Risk-Free Interest Rate—The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

●	Weighted-average Volatility—We determine volatility based on an average of reported volatility of selected peer companies in the pharmaceutical and biotechnology industry.

●	Expected Term—Our historical exercise behavior for previous grants does not provide a reasonable estimate for future exercise activity for employees who have been awarded stock options in the past three years. Therefore, the average expected term was calculated using the simplified method, as defined by GAAP, for estimating the expected term.

●	Expected Dividend Yield—We have never declared or paid any cash dividends and do not expect to pay any cash dividends in the foreseeable future.

Stock-based compensation reported in our statements of operations was as follows:

	Six Months ended June 30,
	2025	2024
Cost of goods sold	$31	$20
Research and development	104	131
General and administrative	149	387
Total	$284	$538

Stock-based compensation expense for our manufacturing-related employees was capitalized in inventory as a component of overhead expense and recognized as cost of goods sold based on inventory turns. No related tax benefits associated with stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to our net operating loss carryforwards.

Total unrecognized stock-based compensation cost as of June 30, 2025 and December 31, 2024 were $1,112 and $1,174, respectively. The unrecognized stock-based compensation as of June 30, 2025, will be recognized over a weighted-average period of 1.8 years.

In connection with the Merger Agreement closed on August 29, 2025, all unvested shares vested and all shares were settled following the Merger Agreement. See Note 13 - Subsequent Events for more information.

NOTE 9 – INCOME TAXES

The Company utilizes the asset and liability method of accounting for income taxes and deferred taxes which are determined based on the differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws. In assessing the realizability of the deferred tax assets, the Company considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized through the generation of future taxable income. In making this determination, the Company assessed all of the evidence available at the time including recent earnings, forecasted income projections, and historical financial performance. The Company has fully reserved deferred tax assets as a result of this assessment.

At the end of each interim period, the Company makes its best estimate of the effective tax rate expected to be applicable for the full calendar year and uses that rate to provide for income taxes on a current year-to-date basis before discrete items. We have established a full valuation allowance because we do not believe that it is more likely than not that we will generate sufficient taxable income to realize the deferred tax assets nor recognize any benefits from our net operating losses, tax credits, and other deferred tax assets. Based on the Company’s full valuation allowance against the net deferred tax assets, the Company’s effective tax rate for the calendar year is zero and zero income tax expense was recorded in the six months ended June 30, 2025 and 2024.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

License Agreements with Future Payments

We are parties to several license agreements, under which we will be required to make payments based on the achievement of agreed-upon milestones or circumstances. As of June 30, 2025, we were not obligated to make any of the future payments discussed below.

Wakunaga Pharmaceutical Co., Ltd. In May 2006, Wakunaga and Melinta executed a license agreement under which we acquired rights to certain patents, patent applications, and other intellectual property related to Baxdela. To date, we have made $13,573 of nonrefundable payments to Wakunaga, and we are obligated to pay royalties to Wakunaga on sales of Baxdela. Under the license, we have the right to grant sublicenses, although Wakunaga is entitled to a substantial portion of non-royalty income received from a sublicense of the Wakunaga technology. Wakunaga has certain termination rights, should we fail to perform our obligations under the agreement, we become subject to bankruptcy or similar events, or our business is transferred or sold and the successor requires us to terminate a substantial part of our development activities under the agreement. We have the right to terminate the license for cause upon six months’ written notice to Wakunaga. Unless earlier terminated, the license agreement will continue in effect on a country-by-country and product-by-product basis until we are no longer required to pay any royalties, which is the later of the date the manufacture, use or sale of a licensed product in a country is no longer covered by a valid patent claim, or a specified number of years following the first commercial sale in such country.

CyDex Pharmaceuticals, Inc. In November 2010, we entered into a license and supply agreement with CyDex Pharmaceuticals, Inc. (now a wholly-owned subsidiary of Ligand Pharmaceuticals Incorporated, both hereafter referred to as Ligand) under which we obtained an exclusive right, under certain patents and patent applications, to use Ligand’s beta sulfobutyl cyclodextrin, Captisol, in our development and commercialization of a Baxdela product. In addition, under the terms of the license agreement, we obtained a nonexclusive license to Ligand’s Captisol data package. We have begun making royalty payments to them based on our sales of Baxdela. We are obligated to certain diligence requirements and have the right to grant sublicenses to third parties. The license agreement provides for future payments to Ligand upon the achievement of a future commercial milestone, and obligations to make percentage royalty payments in the single digits based on net sales, if any, of the licensed product. Additionally, we have agreed to purchase our requirements of Captisol from Ligand for use in a Baxdela product, with pricing established pursuant to a tiered pricing schedule. Ligand has certain rights to terminate the agreement following a cure period, should we fail to perform our obligations under the agreement. In addition, Ligand may terminate the agreement immediately if we fail to pay milestones or royalties due under the agreement or if we become subject to bankruptcy or similar events. We have the right to terminate the license upon 90 days’ written notice to Ligand. Unless earlier terminated, the agreement will continue in effect until the expiration of our obligation to pay royalties. Such obligation expires, on a country-by-country basis, over a specified number of years following the expiration date of the last valid claim of a licensed product in the country of sale; if there has never been a valid claim of a licensed product in the country of sale, then such number of years after the first sale of the licensed product in such country.

Eli Lilly. As a result of our acquisition of the Infectious Disease Business of the Medicines Company in January 2018, we are a party to a license agreement with Eli Lilly. Under the terms of the agreement, we have exclusive worldwide rights to patents and other intellectual property related to Orbactiv and other compounds claimed in the licensed patent rights. We are required to make payments to Eli Lilly upon reaching specified regulatory and sales milestones. In addition, we are obligated to pay royalties based on net sales of products containing Orbactiv or the other compounds in any jurisdiction in which we hold license rights to a valid patent. On August 6, 2024, the regulatory exclusivity ended. With the end of regulatory exclusivity, we are no longer required to make royalty or milestone payments under this agreement

Radezolid. In December 2014, we entered into a license agreement with a CRO for the development and commercialization of Radezolid in topical formulations for a variety of dermatological indications. Melinta retains the option to co-develop or fully regain rights to Radezolid upon completion of specific development milestones.

New American Therapeutics Inc. In April 2022, the Company entered an agreement with Toprol Acquisition, LLC and its wholly owned subsidiary, New American Therapeutics, Inc. (“NATX”, “Licensor”) to acquire an exclusive license to distribute TOPROL-XL along with an authorized generic (collectively, “the product”) in the U.S. The consideration consists of a one-time, non-refundable upfront payment of $5,000, and the Company is obligated to make annual maintenance fee payments and pay royalties to the Licensor on gross profits. In addition, the agreement stipulates that upon a change of control of the Licensor or the Company, the underlying agreement will terminate, and the Company shall purchase the products from the Licensor at an agreed-upon price. Melinta and NAXT are under the common control of Deerfield, therefore, this agreement is deemed a related party transaction. Under ASC 805, the assets transferred as part of the transaction under common control shall be accounted for on a carry-over basis. For the six months ended June 30, 2025 and 2024, we recorded $1,310 and $1,416 royalty expenses and license fee in cost of goods sold to NATX, respectively. In addition, we had net $911 and $1,395 in Accrued Expenses related to NATX as of June 30, 2025 and December 31, 2024, respectively.

In connection with the Merger Agreement with CorMedix, the NATX license agreement was terminated upon change of control. TOPROL-XL was acquired at the agreed upon price in accordance with the license agreement. The annual maintenance fee and royalty payments to the Licensor also ended.

AstraZeneca AB (“AZ”). In connection with the NATX license agreement in April 2022, NATX assigned its rights, title, interests and obligations for the Toprol product in the U.S. under the supply and license agreements with AZ to Melinta. AZ is obligated to supply the Toprol product to Melinta in accordance with the supply agreement, and we are obligated to pay royalties based on net sales of the Toprol product. The license agreement may be terminated upon the mutual written agreement of either party at any time, or upon an uncured material breach by the other party.

Mundipharma. In July 2022, the Company entered into a license agreement with Cidara Therapeutics (“Cidara”) to acquire an exclusive license to distribute and market Rezzayo in the U.S. In April 2024, Mundipharma acquired of all assets and rights related to rezafungin globally from Cidara, including ongoing development and distribution, while commercialization rights to rezafungin in the United States remain licensed to Melinta.

The license agreement consideration consists of a $30,000 upfront non-refundable payment upon contract execution, $20,000 regulatory milestone upon receipt of the marketing approval for the target indication, an additional $40,000 regulatory milestone upon receipt of marketing approval for the additional indications that includes Candida ($30,000), Aspergillus (in addition to Candida) ($5,000), and Pnemocytis (in addition to Candida) ($5,000) as clinically indicated pathogen, a number of commercial milestones upon exceeding certain net sales targets, and net sales-based royalties. The agreement additionally stipulates that upon the earlier of thirty-days following the receipt of the marketing approval for the prophylaxis indication or on June 30, 2028, Mundipharma shall assign and transfer to Melinta all rights, title and interest in and to all product filings for the current product in the U.S. Following the first anniversary of the contract effective date, Melinta may terminate this agreement, in its sole discretion, upon 90 days prior written notice; otherwise, this agreement shall expire on the expiration of Melinta’s obligation to pay royalties to Mundipharma when there is no valid claim of the licensed patent rights in the United States.

The $30,000 upfront payment was paid in August 2022 and treated as a research and development expense as this payment was made prior to regulatory approval, and the research and development which is being funded by the $30,000 payment has no alternative future use or economic value. The $20,000 regulatory milestone was subsequently achieved and paid in March 2023 upon the receipt of FDA approval.

Venatorx Pharmaceuticals, Inc. (“Venatorx”). In November 2023, the Company entered into a license agreement to commercialize Feptanbli in the United States. The consideration consists of $20,000 upfront non-refundable payment upon contract execution, up to $278,500 for future milestone payments upon receipt of regulatory approval for the target indication, achievement of other regulatory milestones, and commercial milestones exceeding certain net sales targets, as well as net sales-based royalties. The agreement will remain in effect until the last-to-expire royalty term for any product. Melinta has the option to terminate for any reason after the first anniversary of the agreement with 180-day notice.

The $20,000 upfront payment was paid in November 2023 and treated as a research and development expense as this payment was made prior to regulatory approval, and the research and development which is being funded by the $20,000 payment has no alternative future use or economic value.

In connection with the Merger Agreement, CorMedix, by the way of a dividend declaration, assigned Feptanbli and the Venatorx license agreement to Deerfield. As such, the Company is no longer subject to the future milestone payment liability.

Legal Proceedings:

Melinta markets Minocin (minocycline) for Injection (“Minocin IV”), which is indicated for the treatment of certain bacterial infections. Melinta holds certain Orange Book listed patents for Minocin IV, including two formulation patents (patents ’634 and ’656) issued in 2024.

In 2020, Nexus Pharmaceuticals (“Nexus”) filed an Abbreviated New Drug Application (“ANDA”) with Paragraph IV (“PIV”) certification against the only listed patents at the time, patents ’802 and ’105 (“Minocin Treatment Patents”), on the basis that the Minocin Treatment Patents were invalid and, in the alternative, that its ANDA did not infringe.

Melinta filed suit against Nexus in the US District Court for the Northern District of Illinois (the “Court”), asserting that the Minocin Treatment Patents were valid and accordingly, Nexus’s ANDA for its generic version of Minocin IV infringed these patents.  In November 2024, the Court found that the Minocin Treatment Patents are valid and enforceable and issued a permanent injunction the against Nexus ANDA as part of decision. Nexus subsequently filed an appeal with the U.S. Court of Appeals for the Federal Circuit. The appeal is ongoing.

Additionally, in February 2025, Melinta received a PIV certification for all four Orange Book listed patents from Gland Pharma (“Gland”) on the basis that the patents were invalid and, in the alternative, that its ANDA did not infringe these patents. Melinta filed a suit against Gland in the same Court in April 2025.

NOTE 11 – BENEFIT PLAN

We have a 401(k) Plan in which all of our employees are eligible to participate. Each year, we may, but are not required to, make matching contributions to the 401(k) Plan. We made matching contributions to the 401(k) Plan of $749 and $679 for the six months ended June 30, 2025 and 2024, respectively.

NOTE 12 – RELATED PARTY TRANSACTIONS

On April 6, 2022, Melinta acquired the U.S. distribution rights to TOPROL-XL® and its AG through a license agreement between Melinta and NATX. Melinta and NATX are under the common control of Deerfield, therefore, this agreement is deemed a related party transaction. Transaction details are stated under Note 10 – Commitments and Contingencies above.

In January 2024, Melinta entered into a sublease with a Deerfield portfolio company at the new Illinois facility as described in Note 6. As Melinta and the sublessor are under the common control of Deerfield, this agreement is deemed to be a related party transaction.

In connection with the Merger Agreement with CorMedix in August 2025, Deerfield and NATX are no longer related parties of Melinta.

NOTE 13 – SUBSEQUENT EVENTS

On August 7, 2025, the Company entered into the Merger Agreement with CorMedix, Coriander BidCo LLC (“Merger Sub”), a wholly owned subsidiary of the CorMedix, and Deerfield.

Pursuant to the terms of the Merger Agreement, and subject to the conditions contained therein, CorMedix has agreed to acquire Melinta via a merger in which Merger Sub will merge with and into Melinta, with Melinta surviving as a wholly owned subsidiary of CorMedix.

The boards of directors of the CorMedix and Melinta have both unanimously approved the proposed transaction, and the requisite members of Melinta, Deerfield and the Consenting Melinta Members, have approved the Merger. The Merger has closed on August 29, 2025.

Under the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time” and the date of the Effective Time, the “Closing Date”), the CorMedix will (i) pay to the Melinta equity holders (including the Consenting Melinta Members) an aggregate of $260 million in cash (subject to adjustment for the Aggregate Exercise Price, Estimated Company Cash, Estimated Company Debt, Estimated Working Capital as compared to the Working Capital Target, and Estimated Transaction Expenses (each as defined in the Merger Agreement)), and (ii) to the Consenting Melinta Members an aggregate of $40 million worth of common shares, par value $0.001 per share, of the Company (the “Merger Shares”) or, at the election of a Consenting Melinta Member, in lieu of any of the Merger Shares it is so entitled to receive, a pre-funded warrant exercisable for such number of Merger Shares (each, a “Merger Warrant”). Additionally, the Consenting Melinta Members and certain Company Option holders (as defined in the Merger Agreement) will be eligible to receive certain contingent payments pursuant to the terms of the Merger Agreement, the Contingent Payment Agreement and the Option Treatment Agreements (as defined in the Merger Agreement).